                                   EXHIBIT 11

                            P. H. GLATFELTER COMPANY
                         AND CONSOLIDATED SUBSIDIARIES
                         -----------------------------

                      Computation of Net Income Per Share

                                                      For the 3 Months Ended
                                                       3/31/94       3/31/93
                                                    ------------   -----------
Weighted average number of common and common
      share equivalents:

      Common Shares:
         Shares outstanding, beginning of period..   43,987,328    44,057,273

         Less shares purchased for treasury.......           --        22,323(1)

         Shares issued -- Employee Stock Purchase
           Plans..................................          528(2)        573(3)
                                                    -----------   -----------

            Total.................................   43,987,856    44,035,523

         Common share equivalents applicable to
           outstanding stock awards...............      199,260(4)    445,041(4)
                                                    -----------   -----------
            Total.................................   44,187,116    44,480,564

   Net income.....................................  $ 2,034,303   $(4,392,082)

   Preferred dividends............................           --        (1,819)
                                                    -----------   -----------

   Net income applicable to common shares.........  $ 2,034,303   $(4,393,901)
                                                    ===========   ===========

   Net income per common share....................  $       .05   $      (.10)
                                                    ===========   ===========


  (1) Weighted average effect of 24,900 common shares repurchased in the first quarter of 1993.
  (2) Weighted average effect of 47,528 common shares sold from treasury on March 31, 1994.
  (3) Weighted average effect of 51,563 common shares sold from treasury on March 31, 1993.
  (4) Weighted average effect of shares subject to outstanding awards under the Registrant's 1988 Restricted Common Stock Award Plan and weighted average effect of shares issuable under the Registrant's 1992 Key Employee Long-Term Incentive Plan.

                                     14